UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

CHRISTOPHER CONDELLES: Good morning – I’d like to welcome you to FS Investment Corporation’s Fourth Quarter and Full Year 2017 Earnings Conference Call. Please note that FS Investment Corporation maybe referred to as FSIC, the fund, or the Company throughout the call. Today’s conference call is being recorded and an audio replay of the call will be available for 30 days. Replay information is included in press release that FSIC issued on March 1, 2018. In addition, FSIC has posted on its website a presentation containing supplemental financial information with respect to its portfolio and financial performance for the quarter ended December 31, 2017. A link to today’s webcast and the presentation is available on the Investor Relations section of the Company’s website at www.fsinvestmentcorp.com under Presentations and Report. Please note that this call is a property of FSIC. Any unauthorized rebroadcast of this call in any form is strictly prohibited.

I would also like to call your attention to the customary disclosure in FSIC’s filings with the SEC regarding forward-looking statements. Today’s conference call includes forward-looking statements and we ask that you refer to FSIC’s most recent filings with the SEC for important factors that could cause actual results or outcomes to differ materially from these statements. FSIC does not undertake the updated forward-looking statements unless required to do so by law. In addition, this call will include certain non-GAAP financial measures. For such measures, reconciliations to the most directly comparable GAAP measures can be found in FSIC’s fourth quarter earnings release that was filed with the SEC on March 1, 2018. Non-GAAP information should be considered supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar remain measures recorded by other companies. To obtain copies of the Company’s latest SEC filings, please visit FSIC’s website.

Speaking on today’s call will be Michael Forman, Chairman and Chief Executive Officer of FSIC, Mike Kelly, President and Chief Investment Officer of FS Investments and Brian Gerson, President of FSIC and Head of Private Credit of FS Investments. We’re also joined by Dan Pietrzak, Co-Head of Private Credit at KKR and Chief Investment Officer of Corporate Capital Trust. I will now turn the call over to Michael.

MICHAEL FORMAN: Thank you Chris and welcome everyone to FS Investment Corporation’s Fourth Quarter to Full Year 2017 Earnings Conference Call. We appreciate your interest in FSIC. On today’s call, I will provide an update on the progress we’ve made since announcing the formation of our strategic partnership with KKR in December. Following my remarks, Mike Kelly will provide perspective on the current lending environment and discuss our financial results. Brian Gerson will then discuss our investment activity for the quarter. Before turning to the status of our strategic partnership, I will provide a summary overview of the transaction and the rationale for our partnering with KKR to form the industry’s largest BDC platform. Over the past 10 years, we’ve seen the direct lending market evolve into a much more competitive and dynamic space. While we believe the scale of our platform is a significant advantage going forward, we expect increased competition within the direct lending space. To position our platform for future success, we must continue to evolve the financing solutions we

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

offer, leverage our scale, access a broader set of investment opportunities and better serve our portfolio companies and sponsors. To that end, in December, we announced a partnership with KKR that we believe will create value for our investors and position FSIC to continue to be a leader within the BDC space. Through this partnership we will create the premier alternative lending platform in the industry with over 18 billion dollars in assets, 150 sponsor relationships, and 325 portfolio companies.

[00:05:00]

The unprecedented breadth and scale of our platform will allow us to become a full solutions provider to sponsors and companies, while improving the quality of our investing through the expansion of our origination and investment universe.

This new partnership will allow FSIC to co-invest across the KKR credit platform, providing FSIC with greater access to international sponsors, direct-to-corporate or non-sponsored deals, and global asset-based finance. And a more diverse set of investment channels with broader financing solutions will help to drive deal flow, increase our ability to optimize FSIC’s portfolio, and position us to generate better risk-adjusted returns for our stockholders. By providing a full suite of differentiated lending solutions, including KKR’s full-scale capital markets capability, we can better support our borrower’s needs during the lifecycle of their businesses. This will position us to build stronger relationships, improve our asset selection, and win more deals.

In addition, greater scale allow us to finance larger transactions in the upper middle market where competition is more limited and risk-adjusted returns are more compelling, reduce fund expenses and improve the cost of capital for the fund. Over time, the combination of our enhanced origination capability, improved lending solutions and scale should lead to significant value creation for FSIC Investors.

Since filing the definitive proxy statement with the SEC on January 18, 2018, we are closing in on obtaining the necessary approvals. Based on the positive momentum we’ve seen since commencing the solicitation, we currently expect to receive all necessary approvals across the FSIC franchise ahead of the closing of the proxy window. Of the stockholders voting, the overwhelming majority have voted in favor of the proposals to approve both the co-advisory and joint-advisory agreements, respectively. We are pleased with the progress made towards transitioning the funds and are looking forward to deriving the full benefits of our partnership.

Upon completing the proxy and transition process, we will focus on optimizing the platform to create value for our investors. As part of that effort, we will consider potential mergers of the six BDCs that comprise the FS and CCT franchises. We continue to believe that merging these entities will provide business and operational synergies that will expand long-term shareholder value, specifically through reductions in administrative costs, further expansion and diversification of the investment portfolio and the optimization of our capital structure of lower borrowing costs. Any mergers will among the other things, be subject to market conditions and review and approval from the respective boards of directors.

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

For the time being, we will continue to focus on ensuring a seamless transition. FS and KKR have been working closely on borrower and sponsor outreach and identifying new investment opportunities under the current sourcing and administrative agreement. As Brian will discuss, we have made significant progress with sponsors and portfolio companies across our portfolio.

Lastly, as a sign of our continued commitment to FSIC and our confidence in the new partnership’s ability brings significant value to our investors, FSIC’s Board of Directors recently authorized the stock repurchase program. Under the program, we may repurchase up to $50 million in the aggregate of our outstanding common stock in the open market over the next 12 months. While we have discretion over the timing and pace of share repurchases, we intend to enter into a 10B5-1 plan in early March, with the purchases to commence soon thereafter, subject to the terms of the plan. We believe our stock purchase plan combined with the reduction in our base management fee upon successful completion of the proxy, and the implementation of an enhanced three-year high water mark, further aligns our interests with those of FSIC stockholders. I will now turn the call over to Mike Kelly to discuss market conditions and our investment result throughout the quarter, Mike?

MIKE KELLY: Thank you Michael. I echo your comments on the transition. Making this transition a success for our stockholders is our primary focus and has the full commitment of both FS and KKR resources. We believe the totality of our combined BDC platform will place us in the company of a select number of lenders who are able to provide the certainty and flexibility of capital that our borrowers demand in the evolving market environment.

Over the past several quarters we have commented on the generally tight yield and competitive environment. Those conditions remained firmly in place during the fourth quarter and throughout 2017 as pricing power skewed to issuers. New CLO formation and strong investor demand for floating rate assets more than met 2017’s heavy new issuance volumes.

[00:10:04]

More broadly, 2017 was largely a Goldilocks year for the equity markets shaped by above trend growth and persistently low inflation. As we come into the first quarter, the specter of higher inflation along with rising uncertainty about the magnitude of the Fed’s response has resulted in a spike in equity market volatility. While the leveraged credit markets remain tight, we have witnessed some spread widening off their cyclical lows.

Especially in these markets, careful credit selection and market discipline is critical. We have maintained our focus on first lien senior secured debt and believe the breadth of KKR’s diversified asset management platform, together with the purchasing power of our BDC capital base, will provide us with a competitive advantage. With the portfolio fully invested, we can remain patient and selectively deploy capital as opportunities arise or market conditions change. At the same time, the permanency of our capital base leaves the portfolio well protected should volatility spill over to the leveraged credit markets and lead to a rise in high yield and loan outflows.

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

Turning to our performance during the fourth quarter, we out-earned the distribution of 19 cents per share through net investment income. Net investment income was 22 cents per share compared to 21 cents per share for the 3rd quarter of 2017 and 21 cents per share for the quarter ended December 31, 2016. For the full year of 2017, net investment income was 83 cents per share compared to 85 cents per share for the full year of 2016. Adjusted net investment income for the quarter was 24 cents per share compared to 21 cents per share for the 3rd quarter of 2017 and 23 cents per share for the quarter ended December 31st, 2016. For the full year 2017, adjusted net investment income was 85 cents per share compared to 87 cents per share for the full year of 2016.

It is important to note that as we announced last year, the Board intends to make a special distribution in the 4th quarter of 2018 to the extent net investment income earned from the 4th quarter of 2017 through the end of the 3rd quarter of 2018 exceeds the current annualized distribution amount of 76 cents per share. In other words, our stockholders will receive the benefits of any outperformance over the current annualized distribution rate.

Fee income during the 4th quarter was higher than the previous quarter, primarily driven by pre-prepayment fees from the pay down of New Star as well as fees from new originations during the quarter. Fee and dividend income totaled $8.7 million in the 4th quarter of 2017 compared to $6.3 million in the 3rd quarter and $17.2 million in the quarter ended December 31st, 2016.

The fund’s net asset value declined from $9.43 cents per share as of September 30th, 2017 to $9.30 per share as of December 31st, 2017 driven primarily by unrealized losses attributed to three of our equity positions. While equity investments are not a core focus of our senior debt-focused origination strategy and the majority of our equity investments are restructured equity positions, we remain confident in the long-term return potential of these investments and expect to reduce our equity exposure over the next 12 to 18 months. I’ll now turn the call over to Brian to discuss our portfolio activity during the quarter in more detail. Brian.

BRIAN GERSON: Thanks Mike. During the 4th quarter, we maintained high underwriting standards in the face of continued competition and a loose lending environment. Nevertheless, we continued to keep FSIC fully invested by executing on our robust pipeline and working on additional financing opportunities with sponsors and existing portfolio companies. This type of activity represented a $127.2 million or 58% of new direct originations during the 4th quarter.

This is the positive outcome for the fund and supports our perspective that companies will continue to partner with FSIC over the long term. During the 4th quarter of 2017, and into the 1st quarter of 2018, FS and KKR met with, or spoke to, each of our existing sponsors to discuss the new partnership and our plans to further support their portfolio companies. The response was overwhelmingly positive. We are in regular discussions regarding upsizing loans to support business growth and new acquisitions.

[00:15:05]

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

We’ve already completed upsizes for a number of our existing borrowers since announcing the partnership with KKR and have a number of additional financings in the pipeline, which we expect to close during the 1st quarter of 2018.

Our success with existing sponsors and companies highlights the benefits of maintaining an incumbency position across a large portfolio of borrowers. We did not see any meaningful change in the portfolio turnover and expect our portfolio to continue to grow as we partner with KKR across an additional 100 portfolio companies. Overall, I am pleased with the transition and portfolio activity since the announcement and look forward to recognizing the full benefits of our combined platform.

Let me now turn to our portfolio activity during the quarter. Throughout the 4th quarter of 2017, we continued to use the size and scale of our direct lending platform to structure investments with attractive risk-adjusted return profiles. Total purchases during the quarter were $262.6 million, 76% of which were in first-lien senior secured loans. Exits of $234.6 million during the 4th quarter were driven by the repayment of certain directly originated investments. For the year ended December 31st, 2017, total purchases were approximately $1.3 billion against total access exits of approximately $1.1 billion.

We maintained our focus on investing in senior secured and floating rate debt, which at the end of the 4th quarter represented approximately 73% and 69% respectively of the portfolio based on fair value. These measures above slightly higher compared to September 30th, 2017. As of December 31, 2017, the gross portfolio yield prior to leverage and excluding non-income producing assets was 10.5%, up from 10.3% for the prior quarter and 10.4% for the quarter ended June 30th, 2017. The average leverage for our direct originations through the respective tranche in which we invested, excluding equity and collateralized securities, was 4.9 times, up slightly from 4.8 times in the prior quarter.

As of December 31, 2017, we had two companies on non-accrual which, in aggregate represented only 0.2% of the portfolio based on fair value and 0.2% of the portfolio based on amortized cost. Equity comprised approximately 13% of the portfolio as of December 31, 2017, based on fair value, down from 14% at the end of the prior quarter. Certain of these positions are in various stages of being actively sold and we will announce those realizations during future calls as they materialize.

Let me now turn to our energy portfolio. Energy-related investments as of December 31, 2017 comprise approximately 7% of FSIC’s investment portfolio, based on fair value, unchanged from the prior quarter. The net change in unrealized depreciation on energy investments during the 4th quarter of 2017 totaled approximately $8.4 million or 3 cents per share.

At quarter end, FSIC’s debt-to-equity ratio was 75.4% compared to 74.4% as of September 30th, 2017. Looking forward, we will continue to grow our pipeline and seek opportunities to support our portfolio companies and their sponsors. We believe the portfolio is well-positioned in the current competitive environment.

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

Lastly, as Michael mentioned, we have implemented a share buy-back plan, which is a reflection of our confidence in FSIC’s current portfolio. On a historic basis, FS and KKR have had annual loss rates of less than 1.5% within the FSIC and CCT BDCs. We believe FSIC’s current portfolio, which is over 64% invested in first-lien senior secured loans and represents 100 borrowers with over $85 million in average EBITDA, is well-positioned for a credit downturn. At a significant discount to NAV, we believe the current stock price is not reflective of the strength in our current portfolio and the potential earnings power from rotating out of our equity positions and better utilizing our non-qualified bucket. I will now turn the call back to Michael.

MICHAEL FORMAN: Thanks Brian. We appreciate everyone’s time this morning. I hope you have a better sense of the progress we’ve made in executing our transition plan. We’re excited by both the opportunities and benefits we believe the partnership will create for our investors. As you’ve come to expect from FS, we’ll continue to communicate with our stockholders throughout this transitionary period and remain focused on delivering strong results for investors. With that, we now open the call for questions. Operator.

Q&A

OPERATOR: We’re now going to open the call for questions. If you would like to ask a question please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Your first question comes from Jonathan Bock from Wells Fargo Securities.

JONATHAN BOCK: The first question is, could you remind us again what is the total AUM for FS-KKR advisor, and then also how the allocation policy will work going forward and remind us of the other direct lending funds that might be managed by KKR outside of this partnership?

BRIAN GERSON: So, this is Brian. The way the allocation policy will work is we will look to effectively share deals between the KKR and FSIC platform on a pro rata basis effectively based on available capital.

JONATHAN BOCK: Okay, that’s helpful, and are there other funds managed by KKR that have a similar strategy outside of the KKR-FS advisor partnership?

DAN PIETRZAK: Hey Jonathan, it’s Dan Pietrzak, we do have a direct lending fund called Lending Partners III that’s active and we do have a couple of SMAs that are focused on the space as well, and the BDC platform would get to invest, as Brian said, through the pro rata process based upon available capital.

MICHAEL FORMAN: And John this is Michael. So, we’re somewhere and if you look at all the CCT and all the FSIC vehicles it’s somewhere around 18 billion of assets under management. As we talked about on our last call, once we close, we’ll be able to take advantage of the exemptive relief or fit within the exemptive relief that KKR has, so, we’ll have access across their entire credit platform.

2167236

FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

JONATHAN BOCK: Thank you for that and then just one final question, post FS-KKR advisor transaction, so, will the boards be the same for FSIC, the private FS funds and CCT and I’m curious because of course these BDCs will be co-investing in the same deals, but will they also be directed in a similar way from the board level?

MICHAEL FORMAN: We’re still — we haven’t had the closing yet John. We’re looking to close somewhere around the end of the month. We have not made a final determination of the composition of the boards and I think a lot will depend upon where we go forward with the merger strategy as I discussed during my portion, but we will obviously need to make sure we manage conflicts, and have independent directors as we’ve had in the past.

JONATHAN BOCK: Thank you for taking my questions.

OPERATOR: Your next question comes from Christopher Testa from National Securities Corporation.

CHRISTOPHER TESTA: Good morning guys. Thank you for taking my questions. Just to start off, just curious, how much AUM out of the total KKR Credit, do you think that – if you were able to co-invest today in other words, would be applicable for both FSIC and CCT to be co-investing in?

DAN PIETRZAK: Just to make sure that we sort of answer correctly – and Michael said the combined BDC platform, there will about $18 billion of assets, and there’s probably roughly another $3 billion that’s sort of available on our side, so we’ve got the total sort of available capacity, which we do think is important as we do think size and scale matter in this market.

CHRISTOPHER TESTA: Right, right. What I was getting at was when assuming obviously that the advisory agreement is approved, when you’re able to co-invest across the entire KKR Credit platform we’re talking $54 or $55 billion – basically, should we look at all of that as having an addressable opportunity set that fits within the BDCs or is there some of that where you’d say that’s a different type of credit strategy and that doesn’t quite fit the bill – that’s kind of what I’m getting out with that.

DAN PIETRZAK: Fair question. I think that is the correct number for the overall KKR Credit. Obviously we have multiple strategies in there. You know the largest being — today at least being our leverage kind of platform but also our distressed. Some of it is not applicable. We’ll talk to the BDC platform and the rest of it the platform or the BDC platform will get the benefit of at least skill sets and knowledge and potentially be able to co-invest with.

CHRISTOPHER TESTA: Got it. Okay. That’s helpful and just curious during the quarter, you guys had 11% of your direct originations in senior secured bonds which was pretty heavy in bonds contrasted with prior quarters, just curious how many companies was that split between, I’m wondering what the opportunity was there?

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

BRIAN GERSON: That was primarily related to Advance Lighting’s restructuring and it was really one investment—the majority of our investments during the quarter were in senior secured loans.

CHRISTOPHER TESTA: Okay, got it. And how much of the $13.6 million or so of the discount accretion was accelerated from pre-payments during the quarter?

BRIAN GERSON: $12.5 million

CHRISTOPHER TESTA: Got it. Okay. And I appreciate the color on you guys going around and introducing both FS and now that you’re new partners with KKR to your portfolio companies. I’m curious from the KKR point of view what your LPs and investors have been saying about this transaction as well.

MICHAEL FORMAN: So, I think we’ll leave some of that stuff for the CCT call, which I understand is coming forward. I would say that both partners are extremely pleased with the transition. We’re making progress and certainly all of our portfolio companies have looked at this favorably.

CHRISTOPHER TESTA: Okay, that’s all for me guys. Thank you for taking my questions.

MICHAEL FORMAN: Thank you.

OPERATOR: Again if you would like to ask a question, press start then the number one on your telephone keypad. Your next question comes from Ryan Lynch from KBW.

RYAN LYNCH: Good morning. First, Dan, maybe can you just talk about the steps that you and KKR have taken to maybe better understand the portfolio and FSIC, which is a portfolio that you didn’t originate, but now you’re going to be helping manage and grow?

DAN PIETRZAK: Sure I’m happy to. As Brian mentioned there was a meaningful sponsor and borrower kind of outreach program that we did in Q4 as well as throughout Q1. We spent a lot of time with the individual borrowers and sponsors. A lot of time, understanding kind of where those positions sit within their life cycle or sort of performance and we have a lot of resources dedicated and committed to this and to making sure we’re up to speed. But it’s a very productive time since we announced this deal and we’ll continue that over the coming weeks.

RYAN LYNCH: Okay and as this portfolio goes forward if we look at maybe a year or two from now, you guys obviously have right now a big concentration in capital goods, commercial and professional services, do you see there being any material shift in the industry concentration maybe pulling back out of any large concentrations today or expanding in any smaller concentrations to the portfolio?

BRIAN GERSON: Look, I think what you’ll see is us continuing to diversify the portfolio over time as new direct originations come into play. I think generally we’ll be focused on new senior

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

secured assets and a gradual migration out of our equity positions. I guess really what excites me about the implementation of our partnership with KKR is having a larger funnel of investment opportunities and utilizing our collective scale to be a solutions provider for our borrowers. Specifically, our job is to find the best risk-reward for our investors and having the ability to access the broadest set of opportunities really allows us to do just that.

RYAN LYNCH: Okay and then one on a specific portfolio company. I saw in the preferred equity piece of Global Jet that you guys had about a $10 million dollar markdown in its fair value this quarter, can you just speak to what drove that markdown?

BRIAN GERSON: Really that was driven by some quarter to quarter moves in appraised values of the underlying aircraft plus some other valuation metrics including comps. The company is actually doing very well, it just completed an asset based security financing, a little over $600 million, which has given it a tremendous amount of liquidity to fund its growth.

RYAN LYNCH: Okay that’s all for me. Thank you for taking my questions.

MICHAEL FORMAN: I don’t see any further questions. So, there being no further questions. Thank you everybody for your time and attention this morning. We look forward to continue our conversations and appreciate your support and loyalty.

[00:30:33]

FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS Investment Corporation, FS Investment Corporation II, FS Investment Corporation III and FS Investment Corporation IV (collectively, the “Funds”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to a Fund’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in a Fund’s operating area, failure to obtain requisite stockholder approval for the Proposals (as defined below) set forth in the Proxy Statements (as defined below), failure to consummate the transactions contemplated by the agreement between FS Investments and KKR & Co. L.P. (“KKR”), and the price at which shares of FSIC’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings the Funds made with the Securities and Exchange Commission (the “SEC”) and are contained in the Proxy Statements. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be

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FS Investments

FSIC Q4 2017 Earnings Conference Call – March 2, 2018

Transcript by TransPerfect

achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Funds undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document relates to proposed new investment advisory agreements for the Funds (collectively, the “Proposals”). In connection with the Proposals, each Fund has filed relevant materials with the SEC, including a proxy statement on Schedule 14A (each a “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Each Fund has mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE FUNDS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT EACH FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, from FS Investments’ website at www.fsinvestments.com and FS Investment Corporation’s website at www.fsinvestmentcorp.com.

PARTICIPANTS IN THE SOLICITATIONS

The Funds and their respective directors, executive officers and certain other members of management and employees, including employees of FS Investments, KKR and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the Funds in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Funds’ stockholders in connection with the Proposals are contained in the Proxy Statements. These documents may be obtained free of charge from the sources indicated above.